Filed pursuant to Rule 424(b)(3) and 424(c)
Registration Number 333-57704

PROSPECTUS SUPPLEMENT
(To the Prospectus dated August 1, 2002)

$250,000,000

REEBOK INTERNATIONAL LTD.

4 ¼% Convertible Debentures due March 1, 2021
and
6,483,402 Shares of Common Stock Issuable upon Conversion of the Debentures

This document supplements the Prospectus dated August 1, 2002 relating to the resale by the holders of 4 ¼% Convertible Debentures due March 1, 2021 of Reebok International Ltd. (the “Debentures”) and 6,483,402 shares of Common Stock of Reebok issuable upon conversion of the Debentures.

This Prospectus Supplement is incorporated by reference into, and should be read in conjunction with, the Prospectus dated August 1, 2002.

This Prospectus Supplement is filed solely for the purpose of reflecting a change in the name of a selling securityholder that may sell the Debentures under the Prospectus dated August 1, 2002. As of November 13, 2002, we were informed by Vopak USA Inc. Retirement Plan that it had changed its name to “Univar USA Inc. Retirement Plan.” The entry for Vopak USA Inc. Retirement Plan on page 36 of the selling securityholder table in the Prospectus dated August 1, 2002 is revised as follows:

Name	Principal Amount of Debentures Owned Before The Offering And That May Be Sold	Percentage of Debentures Outstanding	Number of Shares of Common Stock That May Be Sold (1)	Percentage of Common Stock Outstanding (2)
Univar USA Inc. Retirement Plan	$760,000	*	19,709	*

*	Less than 1%.

(1)
Assumes conversion of all of the holder’s Debentures at a conversion rate of 25.9336 shares of common stock per $1,000 principal amount of Debentures. However, this conversion rate will be subject to adjustment as described under “Description of Debentures – Conversion Rights.” As a result, the number of shares of common stock issuable upon conversion of the Debentures may increase or decrease in the future.

(2)
Calculated based on 59,719,333 shares of common stock outstanding as of July 23, 2002. In calculating this amount, we treated as outstanding that number of shares of common stock issuable upon conversion of all of a particular holder’s Debentures. However, we did not assume the conversion of any other holder’s Debentures.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement is November 20, 2002.